The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2022

Citigroup Global Markets Holdings Inc.	June-----, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Market-Linked Notes Linked to the Worst Performing of the Nasdaq-100 Total Return 2% Decrement Index and the Russell 2000 2% Decrement Index Due June 23, 2026

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of the worst performing of the underlying indices specified below from its initial index level to its final index level.
▪	If the worst performing underlying index appreciates from its initial index level to its final index level, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate. However, if the worst performing underlying index remains the same or depreciates from its initial index level to its final index level, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment. Even if the worst performing underlying index appreciates from its initial index level to its final index level, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.
▪	Investors in the notes must be willing to forgo any dividends that may be paid on the stocks that constitute any underlying index during the term of the notes. If the worst performing underlying index does not appreciate from its initial index level to its final index level, you will not receive any return on your investment in the notes.
▪	Your return on the notes will depend solely on the performance of the worst performing underlying index. You will not benefit in any way from the performance of any better performing underlying index.
▪	In order to obtain the modified exposure to the worst performing underlying index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying indices:	Underlying index	Initial index level*
Nasdaq-100 Total Return 2% Decrement Index (ticker symbol: “XNDX2D”)
Russell 2000 2% Decrement Index (ticker symbol: “RTY2D”)
* For each underlying index, its closing level on the pricing date
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	June 17, 2022
Issue date:	June 23, 2022
Valuation date:	June 17, 2026, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	June 23, 2026
Payment at maturity:	For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:

▪   If the final index level of the worst performing underlying index is greater than its initial index level:
$1,000 × the index return of the worst performing underlying index × the upside participation rate

▪   If the final index level of the worst performing underlying index is less than or equal to its initial index level:
$0

Final index level:	For each underlying index, its closing level on the valuation date
Worst performing underlying index:	The underlying index with the lowest index return
Upside participation rate:	105%
Index return:	For each underlying index, (i) its final index level minus its initial index level, divided by (ii) its initial index level
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17330PTQ2 / US17330PTQ27
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000	$30.00	$970.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $850.00 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $30.00 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-08 dated May 11, 2021       Underlying Supplement No. 10 dated May 11, 2021
Prospectus Supplement and Prospectus each dated May 11, 2021

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical index returns of the worst performing underlying index.

Investors in the notes will not receive any dividends that may be paid on the stocks that constitute the underlying indices. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices” below.

Market-Linked Notes Payment at Maturity Diagram

■ The Notes	■ The Worst Performing Underlying Index

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes. The examples below are for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the notes. The examples below are based on the following hypothetical initial index levels and do not reflect the actual initial index levels of the underlying indices. For the actual initial index level of each underlying index, see the cover page of this pricing supplement. We have used these hypothetical levels, rather than the actual initial index levels, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment on the notes will be calculated based on the actual initial index level of each underlying index, and not the hypothetical initial index levels indicated below.

Underlying index	Hypothetical initial index level
Nasdaq-100 Total Return 2% Decrement Index	100
Russell 2000 2% Decrement Index	100

The examples below are intended to illustrate how your payment at maturity will depend on the final index level of the worst performing underlying index. Your actual payment at maturity per note will depend on the actual final index level of the worst performing underlying index.

Example 1—Upside Scenario. The final index level of the worst performing underlying index is 105, resulting in a 5% index return for the worst performing underlying index.

Underlying index	Hypothetical final index level	Hypothetical index return
Nasdaq-100 Total Return 2% Decrement Index	150	50%
Russell 2000 2% Decrement Index *	105	5%

* Worst performing underlying index

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × the index return of the worst performing underlying index × the upside participation rate)

= $1,000 + ($1,000 × 5% × 105%)

= $1,000 + $52.50

= $1,052.50

In this scenario, the worst performing underlying index has appreciated from its initial index level to its final index level, and your total return at maturity would equal the index return of the worst performing underlying index multiplied by the upside participation rate.

Example 2—Par Scenario. The final index level of the worst performing underlying index is 90, resulting in a -10% index return for the worst performing underlying index.

Underlying index	Hypothetical final index level	Hypothetical index return
Nasdaq-100 Total Return 2% Decrement Index*	90	-10%
Russell 2000 2% Decrement Index	150	50%

* Worst performing underlying index

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0

= $1,000

In this scenario, the worst performing underlying index has depreciated from its initial index level to its final index level, and your payment at maturity per note would equal the stated principal amount per note.

PS-3

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the worst performing underlying index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the worst performing underlying index appreciates from its initial index level to its final index level. If the final index level of the worst performing underlying index is equal to or less than its initial index level, you will receive only the stated principal amount for each note you hold at maturity. As the notes do not pay any interest, even if the worst performing underlying index appreciates from its initial index level to its final index level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the worst performing underlying index declines or does not appreciate sufficiently from its initial index level to its final index level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The notes are subject to the risks of both of the underlying indices and will be negatively affected if any of the underlying indices performs poorly, even if the other underlying indices perform well. You are subject to risks associated with all of the underlying indices. If any of the underlying indices performs poorly, you will be negatively affected, even if the other underlying indices perform well. The notes are not linked to a basket composed of the underlying indices, where the better performance of one could ameliorate the poor performance of the others. Instead, you are subject to the full risks of whichever of the underlying indices is the worst performing underlying index.

▪	You will not benefit in any way from the performance of the better performing indices. The return on the notes depends solely on the performance of the worst performing underlying index, and you will not benefit in any way from the performance of the better performing indices. The notes may underperform a similar investment in any of the underlying indices or a similar alternative investment linked to a basket composed of the underlying indices, since in either such case the performance of the better performing indices would be blended with the performance of the worst performing underlying index, resulting in a better return than the return of the worst performing underlying index.

▪	You will be subject to risks relating to the relationship between the underlying indices. It is preferable from your perspective for the underlying indices to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlying indices will not exhibit this relationship. The less correlated the underlying indices, the more likely it is that any of the underlying indices will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlying indices to perform poorly; the performance of the underlying indices that are not the worst performing underlying index is not relevant to your return on the notes at maturity. It is impossible to predict what the relationship between the underlying indices will be over the term of the notes.

▪	Investing in the notes is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying indices. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. If the worst performing underlying index appreciates, or if it depreciates by up to the dividend yield, this lost dividend yield may cause the notes to underperform an alternative investment providing for a pass-

PS-4

Citigroup Global Markets Holdings Inc.

through of dividends and 1-to-1 exposure to the performance of the worst performing underlying index or its component companies.

▪	Your payment at maturity depends on the closing level of the worst performing underlying index on a single day. Because your payment at maturity depends on the closing level of the worst performing underlying index solely on the valuation date, you are subject to the risk that the closing level of the worst performing underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested directly in the stocks that constitute the worst performing underlying index or in another instrument linked to the worst performing underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of the closing levels of the worst performing underlying index throughout the term of the notes, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing levels of the underlying indices, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

PS-5

Citigroup Global Markets Holdings Inc.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the closing levels of the underlying indices and a number of other factors, including the price and volatility of the stocks that constitute the underlying indices, the correlation between the underlying indices, the dividend yields on the stocks that constitute the underlying indices, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlying indices may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Each underlying index is likely to underperform the price return of its reference index, which means that the notes are riskier than otherwise similar securities linked to the reference indices of the underlying indices. Each underlying index is designed to track the “total return” version of its reference index (that is, a version that reflects the hypothetical reinvestment of dividends in the index) less a fixed decrement per annum. The deduction of this fixed decrement is intended to make each underlying index comparable to the “price return” version of its reference index (that is, a version that does not include a reinvestment of dividends), but with a deduction of a fixed decrement from the total return of its reference index rather than a deduction of the actual dividend yield on the stocks that make up its reference index. If the fixed decrement for an underlying index is greater than the actual dividend yield on its reference index, then that underlying index will underperform the price return of its reference index. As of the date of this pricing supplement, the fixed decrement for each underlying index is greater than market expectations of the dividend yield on each underlying index’s reference index, and as a result each underlying index is expected to underperform the price return of its reference index. This means that there is a greater risk of an adverse investment outcome under the notes than there would be on otherwise comparable securities linked to the price return version of the reference index of each underlying index. See the annexes to this pricing supplement for more information about each underlying index and its reference index.

▪	The Russell 2000 2% Decrement Index is subject to risks associated with small capitalization stocks. The stocks that constitute the index upon which the Russell 2000 2% Decrement Index is ultimately based are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the notes does not constitute a recommendation of the underlying indices. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the underlying indices or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying indices. These and other activities of our affiliates may affect the closing levels of the underlying indices in a way that has a negative impact on your interests as a holder of the notes.

PS-6

Citigroup Global Markets Holdings Inc.

▪	The closing levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying indices and other financial instruments related to the underlying indices or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing levels of the underlying indices in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying indices in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events or the discontinuance of an underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪	Changes that affect the underlying indices may affect the value of your notes. The sponsors of the underlying indices may at any time make methodological changes or other changes in the manner in which they operate that could affect the level of the underlying indices. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlying indices and the value of and your return on the notes.

Additional Terms of the Notes

▪	Market disruption events. For purposes of determining whether a market disruption event occurs with respect to an underlying index, each reference to the “Underlying Index” in the section “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement shall be deemed replaced with a reference to the “Underlying Index or its Reference Index”. The reference index with respect to each underlying index is specified in the annex to this pricing supplement that relates to that underlying index.

PS-7

Citigroup Global Markets Holdings Inc.

Information About the Nasdaq-100 Total Return 2% Decrement Index

For information about the Nasdaq-100 Total Return 2% Decrement Index, see Annex A to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the Nasdaq-100 Total Return 2% Decrement Index calculated by Nasdaq, Inc. All Nasdaq-100 Total Return 2% Decrement Index performance information prior to April 12, 2021 is hypothetical and back-tested, as the Nasdaq-100 Total Return 2% Decrement Index did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The publisher of the Nasdaq-100 Total Return 2% Decrement Index developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the Nasdaq-100 Total Return 2% Decrement Index to perform had it existed during the hypothetical back-tested period. The fact that the Nasdaq-100 Total Return 2% Decrement Index appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the Nasdaq-100 Total Return 2% Decrement Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the Nasdaq-100 Total Return 2% Decrement Index will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the Nasdaq-100 Total Return 2% Decrement Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the Nasdaq-100 Total Return 2% Decrement Index may bear no relation to its hypothetical back-tested or historical performance.

The closing level of the Nasdaq-100 Total Return 2% Decrement Index on June 14, 2022 was 804.92. The graph below shows the hypothetical back-tested closing levels of the Nasdaq-100 Total Return 2% Decrement Index for the period from January 3, 2012 to April 9, 2021, and historical closing levels of the Nasdaq-100 Total Return 2% Decrement Index for the period from April 12, 2021 to June 14, 2022. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the hypothetical back-tested and historical values of the Nasdaq-100 Total Return 2% Decrement Index as an indication of future performance.

Nasdaq-100 Total Return 2% Decrement Index – Hypothetical Back-Tested and Historical Closing Levels January 3, 2012 to June 14, 2022

PS-8

Citigroup Global Markets Holdings Inc.

Information About the Russell 2000 2% Decrement Index

For information about the Russell 2000 2% Decrement Index, see Annex B to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the Russell 2000 2% Decrement Index calculated by FTSE Russell. All Russell 2000 2% Decrement Index performance information prior to April 21, 2021 is hypothetical and back-tested, as the Russell 2000 2% Decrement Index did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The publisher of the Russell 2000 2% Decrement Index developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the Russell 2000 2% Decrement Index to perform had it existed during the hypothetical back-tested period. The fact that the Russell 2000 2% Decrement Index appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the Russell 2000 2% Decrement Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the Russell 2000 2% Decrement Index will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the Russell 2000 2% Decrement Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the Russell 2000 2% Decrement Index may bear no relation to its hypothetical back-tested or historical performance.

The closing level of the Russell 2000 2% Decrement Index on June 14, 2022 was 1,273.08. The graph below shows the hypothetical back-tested closing levels of the Russell 2000 2% Decrement Index for the period from June 26, 2015 to April 20, 2021, and historical closing levels of the Russell 2000 2% Decrement Index for the period from April 21, 2021 to June 14, 2022. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the hypothetical back-tested and historical values of the Russell 2000 2% Decrement Index as an indication of future performance.

Russell 2000 2% Decrement Index – Hypothetical Back-Tested and Historical Closing Levels June 26, 2015 to June 14, 2022

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United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $ at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

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You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $30.00 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $30.00 for each note they sell.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors — The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2022 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Annex A

Description of the Nasdaq-100 Total Return 2% Decrement Index

The Nasdaq-100 Total Return 2% Decrement Index is calculated, maintained and published by Nasdaq, Inc. All information contained in this pricing supplement regarding the Nasdaq-100 Total Return 2% Decrement Index has been derived from information provided by Nasdaq, Inc., without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. Nasdaq, Inc. has no obligation to continue to publish, and may discontinue publication of, the Nasdaq-100 Total Return 2% Decrement Index. The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Nasdaq, Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes. The Nasdaq-100 Total Return 2% Decrement Index was first published on April 12, 2021, and therefore has a limited performance history.

The Nasdaq-100 Total Return 2% Decrement Index tracks the “total return” version of the Nasdaq-100 Index® (that is, a version that gives effect to a hypothetical reinvestment in the index of dividends paid on the stocks that make up the index) less a fixed decrement of 2% per annum. The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Stock Market. For more information about the Nasdaq-100 Index®, see “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement. We refer to the Nasdaq-100 Index® as the “reference index” for the Nasdaq-100 Total Return 2% Decrement Index.

The deduction of the fixed decrement is designed to make the Nasdaq-100 Total Return 2% Decrement Index comparable to the “price return” version of the Nasdaq-100 Index® (that is, a version that does not include a reinvestment of dividends), but with a deduction of a fixed decrement from the total return of the Nasdaq-100 Index® rather than a deduction of the actual dividend yield on the stocks that make up the Nasdaq-100 Index®. The actual dividend yield on the stocks that make up the Nasdaq-100 Index® over any future period is uncertain. The use of a fixed decrement rather than actual dividend yield is designed to eliminate this uncertainty, which we expect to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the notes as compared to comparable transactions referencing the price return version of the Nasdaq-100 Index®.

Because of the deduction of the fixed decrement, the Nasdaq-100 Total Return 2% Decrement Index will underperform the total return of the Nasdaq-100 Index®. If the fixed decrement exceeds the dividend yield on the stocks that make up the Nasdaq-100 Index®, the Nasdaq-100 Total Return 2% Decrement Index will also underperform the price return of the Nasdaq-100 Index®.

The Nasdaq-100 Total Return 2% Decrement Index is reported by Bloomberg L.P. under the ticker symbol “XNDX2D.”

License

Citigroup Global Markets Inc. has entered into a non-exclusive license agreement with Nasdaq, Inc. providing for the license to Citigroup Global Markets Inc. and its affiliates, in exchange for a fee, of the right to use the Nasdaq-100 Index® in connection with certain securities, including the notes.

The license agreement between Nasdaq, Inc. and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc. with its affiliates are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to Citigroup Inc. and its affiliates is in the licensing of Nasdaq®, Nasdaq-100® and Nasdaq-100 Index® registered trademarks, service marks and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq, Inc. without regard to Citigroup Inc., its affiliates or the notes. Nasdaq, Inc. has no obligation to take the needs of Citigroup Inc., its affiliates or the owners of the notes into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., ITS AFFILIATES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY

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LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Comparison of Hypothetical Back-Tested and Historical Nasdaq-100 Total Return 2% Decrement Index Performance Against Historical Nasdaq-100 Index® Price Return Performance

The following graph sets forth a comparison of the hypothetical back-tested and historical performance of the Nasdaq-100 Total Return 2% Decrement Index against the historical price return performance of the Nasdaq-100 Index® from January 3, 2012 through June 14, 2022, each normalized to have a closing level of 100.00 on January 3, 2012 to facilitate a comparison.

All Nasdaq-100 Total Return 2% Decrement Index performance information prior to April 12, 2021 is hypothetical and back-tested, as the Nasdaq-100 Total Return 2% Decrement Index did not exist prior to that date. Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the Nasdaq-100 Total Return 2% Decrement Index”.

In the graph below, references to “XNDX2D” are to the Nasdaq-100 Total Return 2% Decrement Index and references to “NDX” are to the price return of the Nasdaq-100 Index®.

PAST PERFORMANCE OF THE NASDAQ-100 TOTAL RETURN 2% DECREMENT INDEX AND RELATIVE PERFORMANCE BETWEEN THE NASDAQ-100 TOTAL RETURN 2% DECREMENT INDEX AND THE PRICE RETURN OF THE NASDAQ-100 INDEX® ARE NOT INDICATIVE OF FUTURE PERFORMANCE

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Annex B

Description of the Russell 2000 2% Decrement Index

The Russell 2000 2% Decrement Index is calculated, maintained and published by FTSE Russell. All information contained in this pricing supplement regarding the Russell 2000 2% Decrement Index has been derived from information provided by FTSE Russell, without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. FTSE Russell has no obligation to continue to publish, and may discontinue publication of, the Russell 2000 2% Decrement Index. The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. FTSE Russell is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes. The Russell 2000 2% Decrement Index was first published on April 21, 2021, and therefore has a limited performance history.

The Russell 2000 2% Decrement Index tracks the “total return” version of the Russell 2000® Index (that is, a version that gives effect to a hypothetical reinvestment in the index of dividends paid on the stocks that make up the index) less a fixed decrement of 2% per annum. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000® Index, see “Equity Index Descriptions—The Russell Indices” in the accompanying underlying supplement. We refer to the Russell 2000® Index as the “reference index” for the Russell 2000 2% Decrement Index.

The deduction of the fixed decrement is designed to make the Russell 2000 2% Decrement Index comparable to the “price return” version of the Russell 2000® Index (that is, a version that does not include a reinvestment of dividends), but with a deduction of a fixed decrement from the total return of the Russell 2000® Index rather than a deduction of the actual dividend yield on the stocks that make up the Russell 2000® Index. The actual dividend yield on the stocks that make up the Russell 2000® Index over any future period is uncertain. The use of a fixed decrement rather than actual dividend yield is designed to eliminate this uncertainty, which we expect to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the notes as compared to comparable transactions referencing the price return version of the Russell 2000® Index.

Because of the deduction of the fixed decrement, the Russell 2000 2% Decrement Index will underperform the total return of the Russell 2000® Index. If the fixed decrement exceeds the dividend yield on the stocks that make up the Russell 2000® Index, the Russell 2000 2% Decrement Index will also underperform the price return of the Russell 2000® Index.

The Russell 2000 2% Decrement Index is reported by Bloomberg L.P. under the ticker symbol “RTY2D.”

License

The notes are not sponsored, endorsed, sold, or promoted by London Stock Exchange Group plc or its affiliates (collectively, “LSE”) or any successor thereto or index owner and neither LSE nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell Indices to track general stock market performance or a segment of the same. LSE’s publication of the Russell Indices in no way suggests or implies an opinion by LSE as to the advisability of investment in any or all of the securities upon which the Russell Indices are based. LSE is not responsible for and has not reviewed the notes or any associated literature or publications and LSE makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. LSE reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell Indices. LSE has no obligation or liability in connection with the administration, marketing or trading of the notes.

“Russell 1000® Index,” “Russell 2000® Index,” “Russell 3000® Index” and “Russell 3000ETM Index” are trademarks of LSE and have been licensed for use by Citigroup Global Markets Inc. and its affiliates. This transaction is not sponsored, endorsed, sold, or promoted by LSE and LSE makes no representation regarding the advisability of entering into this transaction.

LSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC. AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. LSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND CITIGROUP INC.

Comparison of Hypothetical Back-Tested and Historical Russell 2000 2% Decrement Index Performance Against Historical Russell 2000® Index Price Return Performance

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The following graph sets forth a comparison of the hypothetical back-tested and historical performance of the Russell 2000 2% Decrement Index against the historical price return performance of the Russell 2000® Index from June 25, 2015 through June 14, 2022, each normalized to have a closing level of 100.00 on June 25, 2015 to facilitate a comparison.

All Russell 2000 2% Decrement Index performance information prior to April 21, 2021 is hypothetical and back-tested, as the Russell 2000 2% Decrement Index did not exist prior to that date. Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the Russell 2000 2% Decrement Index”.

In the graph below, references to “RTY2D” are to the Russell 2000 2% Decrement Index and references to “RTY” are to the price return of the Russell 2000® Index.

PAST PERFORMANCE OF THE RUSSELL 2000 2% DECREMENT INDEX AND RELATIVE PERFORMANCE BETWEEN THE RUSSELL 2000 2% DECREMENT INDEX AND THE PRICE RETURN OF THE RUSSELL 2000® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

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